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Exhibit 5.1

September 20, 2013

Shutterstock, Inc.
60 Broad Street, 30th Floor
New York, NY 10004

Re:
Registration Statement on Form S-1

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the registration statement on Form S-1 (the "Registration Statement") filed by Shutterstock, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on September 20, 2013 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of 690,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), all of which will be sold by certain selling stockholders (the "Selling Stockholders") (including up to 90,000 shares issuable upon exercise of an option granted by the Selling Stockholders to the underwriters to purchase additional shares). The Shares will be sold pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-190805) (the "Prior Registration Statement"), to be entered into by and among the Company, the Selling Stockholders and the underwriters (the "Underwriting Agreement"). The Prior Registration Statement is incorporated by reference into the Registration Statement pursuant to Rule 462(b) under the Securities Act. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company's Amendment No. 2 to the Prior Registration Statement.

        We are acting as counsel for the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of the Shares. In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees of the Company and the Selling Stockholders are correct as to questions of fact, and (d) the Registration Statement has been declared effective pursuant to the Securities Act.

        We express no opinion as to matters of law other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

        Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are "experts" within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,
/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP

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  Exhibit 5.1